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                                       Release:       October 11, 1996
                                       Contact:       Julie L. Alonzi
                                       Stock Symbol:  HATH (NASDAQ-NMS)

FOR IMMEDIATE RELEASE
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                                HATHAWAY REPORTS
                                  ACQUISITION

DENVER, COLORADO -- Hathaway Corporation (NASDAQ: HATH) announced today it has acquired 100% of the common stock of Tate Integrated Systems, Inc. (TIS) for $1,332,000, of which $8,000 was paid in cash at closing, $400,000 in a 10% note due June 30, 1997 and $214,000 payable when certain accounts receivable of TIS are collected. Hathaway purchased the stock from Tate Engineering Services Corporation, a division of Tate Industries, a privately held company.

TIS, located in Baltimore, Maryland, is a full service supplier of process automation systems for industrial applications. TIS has developed a state-of-the-art software system for Supervisory Control and Data Acquisition (SCADA) and Distributed Control Systems (DCS). The TIS system has been installed in over 30 sites to fully automate such industrial applications as water and waste water treatment plants, glass making plants, oil and gas terminals and transport facilities and tank farm facilities. Each member of the TIS management team has over 20 years experience in designing, developing, manufacturing and selling process automation systems. TIS was started in 1990 and achieved revenues of $4,704,000 in the fiscal year ended May 31, 1996.

TIS will continue its expansion into its traditional process markets. In addition, the TIS system will be marketed to the power utility industry and will be teamed with certain existing Hathaway products and targeted at the automation and integration of equipment in both transmission and distribution substations and power plants.

"The TIS system is becoming known in the process industry as being one of the best solutions available for automating process control applications. In addition to their continued focus on expanding in the process industry, we believe TIS and the TIS system technology will greatly advance our efforts to become a leader in providing innovative substation automation products to our power customers. TIS, which will now operate under the name Hathaway Industrial Automation, and the TIS system, along with Hathaway's extensive product offerings for the power industry, will further enhance our ability to provide solutions for power companies to save money, provide better service and become more efficient and productive," said Richard Smith, President of the Power Products Group and Executive Vice President of Hathaway.

Headquartered in Denver, Colorado, Hathaway designs, manufactures and sells advanced electronic instrumentation to the worldwide power and process industries, as well as motion control products to a broad spectrum of customers throughout the world. With subsidiaries in the United States, United Kingdom and Canada and joint venture investments in China and Malaysia, Hathaway is the world's leading manufacturer of electronic power fault recording equipment and a leader in process calibration technology and motion control products.